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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Senseonics Holdings, Inc. for the registration of its convertible senior notes, guarantees of convertible senior notes and common stock, and to the incorporation by reference therein of our report dated March 15, 2019 with respect to the consolidated financial statements of Senseonics Holdings, Inc. included in its Annual Report (Form-10K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia September 6, 2019

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  Exhibit 23.1